Exhibit 10.4

[Scores Letterhead]

June __, 2010

[Name and Address of Board Member]

Dear Mr. _________:

In consideration of your service as a Director of Scores Holding Company, Inc. (the “Corporation”), the Corporation herby agrees to indemnify and advance expenses to you and your heirs, distributes, executors, administrators and other legal representatives to the full extent provided in, and subject to the limitations and procedures contained in, the Bylaws of the Corporation as in effect from time to time.

Neither the amendment nor repeal of any provision of the Corporation’s Bylaws, nor the adoption of any provision of the Corporation’s Articles of Incorporation inconsistent therewith, shall eliminate or reduce the effect of such provisions in respect of any act or omission or any matter occurring prior to such amendment, repeal or adoption of an inconsistent provision regardless of when any cause of action, suit or claim relating to any such matter accrued or matured or was commenced, and such provision shall continue to have effect in respect of such act, omission or matter as if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.

The Corporation acknowledges that in performing your duties as a Director of the Corporation you will rely upon this letter agreement.

Please signify your agreement to the foregoing by signing and returning to us a copy of this letter.

Very truly yours,

SCORES HOLDING COMPANY, INC.

By:
Name:
Title: President

Agreed and accepted:

_______________________
Name: